Exhibit 99.1

Jul 24, 2026 5:32 PM Eastern Daylight Time

Fundrise Innovation Fund (NYSE: VCX) to Accelerate Lockup Expiration of Restricted Shares by One Month

The Fund has chosen to accelerate its post-listing lockup expiration from September 14th, 2026 to August 13th, 2026, concluding that the lockup period has achieved its primary purpose of supporting orderly price discovery.

WASHINGTON--(BUSINESS WIRE)--The Fundrise Innovation Fund (NYSE: VCX) today announced that the expiration date of the Fund’s post-listing share lockup will be adjusted forward by one month, from September 14th, 2026, to August 13th, 2026, which will result in previously locked-up shares being eligible to begin trading on August 14th, 2026.

The Fund’s management has chosen to accelerate the expiration having determined that the lockup period has now served its primary purpose of supporting orderly price discovery by the market and that doing so is in the best interests of all shareholders.

The Fund’s investment strategy, portfolio, and ongoing operations are unaffected by this decision.

About Fundrise

Fundrise is the largest direct-to-consumer alternative investment platform in the U.S., having pioneered low-fee access to private-market investing for individual investors. Founded in 2012, Fundrise serves millions of users investing across real estate, private credit, and venture capital strategies. The company, headquartered in Washington, DC, has a team of technology and finance experts with deep regulatory experience, having cleared multiple public offerings with the SEC.

About the Fundrise Innovation Fund (NYSE: VCX)

The Fundrise Innovation Fund is a publicly registered, non-diversified, closed-end management investment company filed with the SEC in 2021. The Fund invests in leading private technology and AI companies, providing everyday investors access to venture capital opportunities that have historically been limited to institutional investors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this release. Forward-looking statements made in this release speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

Contacts

media@fundrise.com